EXHIBIT 10.34

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made August 30, 2011, to be effective commencing on January 1, 2011, by and between Elemis Limited, a company formed under the laws of England and Wales (the "Company"), and Sean Harrington ("Employee").

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W I T N E S S E T H:

WHEREAS, the Company and Employee desire to enter into this Agreement to provide for the terms of the services to be performed by Employee for the Company.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

    Employee's Duties

    Effective on the Effective Date (as defined in Section 2, below), the Company hereby employs Employee as Managing Director of the Company and Employee hereby accepts such employment. In that capacity, Employee shall have such duties and responsibilities consistent with the foregoing and otherwise consistent with Employee's position as may be determined from time to time by the Board of Directors of the Company (the "Board") or the Chief Executive Officer (the "CEO") of the Company's parent company, Steiner Leisure Limited ("SLL"), including duties with respect to Affiliates of the Company. For purposes of this Agreement, "Affiliate" means an entity controlled by, controlling or under common control with the Company.

    While he is employed by the Company, Employee shall devote all his business time and effort to the conduct of his duties hereunder, provided that Employee may (i) serve on corporate, civic and charitable boards or committees, subject to approval by the Board (other than for non-profit organizations) in light of potential conflicts of interest with the Company or any Affiliate, which approval shall not be unreasonably withheld or delayed, (ii) provide services on a pro bono basis to civic and charitable organizations and (iii) attend to his personal investments, so long as such activities do not interfere with the performance of Employee's responsibilities as an employee of the Company in accordance with this Agreement and are consistent with the Company's policies. The Company also agrees that Employee may receive compensation in connection with his service on corporate boards, without set-off, adjustment or diminution of his salary, bonus or any other rights hereunder. References in this Agreement to policies, directives or rules of the Company include policies, directives and rules of the Company and its Affiliates.

    By Employee's execution below, Employee acknowledges that except for this Agreement, there is no arrangement or agreement between Employee and the Company concerning the terms of Employee's employment with the Company.

    Employee acknowledges that, as a senior employee of the Company, Employee has control over his working hours and, accordingly, applicable law governing the maximum hours which an employee can work are not applicable to this Agreement.

    Effective Date; Term; Notice

    This Agreement is for an initial term commencing January 1, 2011 hereof (the "Effective Date") and terminating on December 31, 2011, and shall continue until it is terminated in accordance with the terms and conditions in Section 5, below, by Employee giving not less than sixty (60) days' written notice to the Company and by the Company giving not less than three months' written notice to the Employee; provided, however, that no such notice from the Company is required in connection with a termination of this Agreement by the Company pursuant to Section 5(c), below. In connection with such termination, the Employee shall be entitled to receive a payment equal to the Base Salary in effect on the date of termination for the 60-day or 90-day notice period referenced above, as the case may be (such payment, in the respective amount, as applicable, is defined herein as a "Notice Period Payment"). For the avoidance of doubt, the Company may, in its absolute discretion, lawfully terminate the employment of the Employee at any time, pursuant to the terms of Section 5, below, as long as the amounts required to be paid pursuant to Section 5 are paid in accordance with such section.

    Compensation.

      Salary and Bonus. Except as otherwise provided herein, the Company (or any Affiliate) shall pay to Employee compensation as described in this Section 3(a), all of which shall be subject to such deductions as may be required by applicable law or regulation:

        Base Salary. The Company shall pay to Employee a base salary at the rate of not less than Two Hundred Thirty-Seven Thousand One Hundred Seventy-Five UK Pound Sterling (UK Pound Sterling 237,175) per year subject to review each calendar year (a "Year") and possible increase in the sole discretion of the Board, payable in equal twice monthly installments (the "Base Salary"). As used in this Agreement, the term "accrued" with respect to Base Salary means Base Salary with respect to the time period through the date in question.

        Incentive Bonus. Employee shall be eligible to receive a bonus (the "Incentive Bonus") based on a formula and performance criteria approved annually by the Compensation Committee of the Board (the "Committee"), in its sole discretion, provided, however, that Employee shall be eligible each Year to receive an Incentive Bonus ranging from 25% to 100% of his then current Base Salary, with a specified target Incentive Bonus equal to 50% of his then current Base Salary (the "Target Incentive Bonus").

        Any Incentive Bonus payable to Employee shall be paid (i) pursuant to the terms and conditions of the SLL's 2009 Incentive Plan (the "Plan") or any successor plan, and (ii) notwithstanding anything herein to the contrary, no later than sixty (60) days following the end of the Year with respect to which the Incentive Bonus was earned.

        Except as otherwise provided in Sections 5(a), 5(b), 5(d) and 5(e), below, Employee shall only be entitled to receive an Incentive Bonus if Employee is employed by the Company pursuant to this Agreement at the close of business on the last day of the applicable performance period with respect to the Incentive Bonus (the "Determination Date"). As used in this Agreement, the term "accrued" with respect to an Incentive Bonus refers to only an Incentive Bonus for a performance period in which Employee was employed on the Determination Date.

        Reduction in Bonus. The Incentive Bonus payable pursuant to this Agreement may be subject to a reduction of up to ten percent (10%) in the discretion of the Committee in the event that Employee commits a material violation of a Company policy or consistently fails to follow a Company policy or policies (collectively, a "Violation"). Employee is required to promptly inform the CEO of any Violation with respect to any officer or other employee of the Company or any Affiliate of which Employee becomes aware.

        Recovery of Bonus Awarded in Error. To the extent required by applicable law, any Incentive Bonus paid to the Employee under this Agreement shall be subject to recovery by the Company or an Affiliate and repayment by the Employee, in the event of any restatement of the annual audited financial statements of the Company or any Affiliate within three Years following the Year for which the Incentive Bonus was awarded, but only to the extent that the Incentive Bonus previously awarded was in excess of the amount of the Incentive Bonus that should have been awarded had the results of operations been correctly reported when initially audited and filed with the US Securities and Exchange Commission.

      Disability Insurance. During each Year of Employee's employment, Employee shall be paid an amount to be used toward the payment of the premium on a disability insurance policy in the maximum amount obtainable by Employee (a "Policy") covering Employee, upon delivery to the CEO of evidence reasonably satisfactory to the CEO of the purchase by Employee of a Policy with an annual premium due during such Year in an amount at least equal to the amount requested by Employee under this Section 3(b) (the "Disability Payment Amount"). The Disability Payment Amount shall be payable in equal installments at the times that the Base Salary is paid to Employee and shall be subject to such deductions as may be required by applicable law or regulation.

      Life Insurance. During each Year of Employee's employment, the Company shall pay all premiums with respect to a term life insurance policy for Employee with a ten year term and with a death benefit equal to four (4) times the then current Base Salary plus the Target Incentive Bonus amount. Such life insurance may be provided either through the group life insurance programs of the Company or an Affiliate, by an individual policy, or by a combination of both group and individual policies, at the option of the Company.

      Other Benefits; Forfeiture upon Resignation. The Company shall provide to Employee, in amounts and otherwise of a nature commensurate with Employee's compensation and position with the Company, all other benefits currently provided to the executive officers (as defined for purposes of the Securities Exchange Act of 1934, as amended) of SLL, as well as those which SLL may, in the future, provide to its executive officers, including, without limitation, life insurance, medical coverage,, any contractual indemnification rights and eligibility to receive awards under equity plans of the Company or an Affiliate applicable to executive officers of the Company. In addition, the Company will pay into a private pension scheme maintained by Employee during his employment an amount equal to five percent (5%) of the Base Salary from time to time. The amount paid by the Company shall be reviewed in accordance with the Company pension policy at the discretion of the Company or the CEO during the term hereof. Except as otherwise provided in this Agreement, the unvested portion of any equity awards granted to Employee by SLL on or after the date hereof shall be immediately forfeited in the event Employee voluntarily resigns his employment. The Company also shall provide Employee with a private office and the use of an automobile and fuel therefor paid for by the Company, plus reimbursement of maintenance expenses in connection with such automobile, in each case on the basis as such automobile-related benefits are provided as of the date hereof (the "Car Allowance"). The Company acknowledges and agrees that, for services provided to the Company, Employee will be covered to the same extent as other executive officers of SLL by directors' and officers' liability insurance maintained by SLL.

      Expense Reimbursement; No Relocation. The Company shall reimburse Employee for all ordinary and necessary business expenditures made by Employee in connection with, or in furtherance of, his employment upon presentation by Employee of expense statements, receipts, vouchers or such other supporting information as may from time to time be reasonably requested by the Board. When traveling for business of the Company, Employee, at his sole discretion and at the Company's expense, shall travel via business class accommodations. Other business travel reimbursement for Employee shall be pursuant to the applicable business expense reimbursement policy of the Company. The Company shall not, without Employee's prior written consent, require Employee to relocate his office more than 50 miles from the Company's current principal place of business in Harrow Weald, Middlesex, England.

      Equity Grant. Employee shall granted as of the date hereof Fifteen Thousand (15,000) Restricted Share Units, as such term is defined in the Plan, pursuant to the Plan and a Restricted Share Unit award agreement in the form generally used for awards of Restricted Share Units to executive officers and other employees of the Company and the Affiliates, and which shall vest cumulatively at the rate of one-third thereof on each of the first three anniversaries of the date of grant. In addition to the above-referenced Restricted Share Units, Employee may, in the sole discretion of the Committee, be granted equity awards (the "Equity Awards") pursuant to the Plan (including annually as part of SLL's annual grant of options, shares or other equity awards to officers and employees) on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Some or all of the Equity Awards may be subject to certain vesting schedules, based on the attainment, over a specified period, of performance goals of the Company and/or one or more Affiliates (the "Performance Goals") which are determined by the Committee and are to be reflected in the award agreements related to such Equity Awards (the "Performance Awards"). In all cases, any unvested portion of the Restricted Share Units or Equity Awards shall be immediately forfeited in the event Employee is terminated pursuant to Section 5(c) hereof; and provided further, that: (a) any unvested portion of the Restricted Share Units or Equity Awards shall vest immediately in the event of: (i) Employee's termination pursuant to Sections 5(a),(b),(d) or (e); provided, however, that in the event of Employee's termination without Cause or for Good Reason, the Performance Awards shall vest, percentage wise, the extent they would have been vested had the Employee remained employed until the applicable Performance Goals are met (irrespective of whether or not that is the case), multiplied by the percentage of days during the Year prior to the date of termination during which he was employed by the Company.

    Vacation

    Employee shall be entitled to (i) four (4) weeks paid vacation per Year (the "Vacation Days") and (ii) additional vacation days on each day that is a UK bank holiday. The vacation provided for in this Section 4 shall be coextensive with, and not cumulative with, vacations allowed pursuant to any other arrangements with any Affiliates of the Company. With respect to the Vacation Days not taken by Employee during a Year, the Company shall pay to Employee on or before January 30th of the following Year, an amount representing the Base Salary (at the rate in effect for the Year during which the Vacation Days were to have been taken) with respect to the Vacation Days not taken by Employee during a Year (if any, the "Vacation Payment"); provided, however, that no payment shall be made with respect to more than ten (10) Vacation Days for any one Year (prorated for partial Years of employment) and Employee may not use any unused Vacation Days in any subsequent Years. As used in this Agreement, the term "accrued" with respect to Vacation Payment means the Vacation Payment to which Employee is entitled hereunder through the date in question. Any accrued but unused entitlement to Vacation shall be deemed to be taken during any period of Garden Leave pursuant to Section 6.

    Termination

      Death. In the event of Employee's death during his employment by the Company, the Company shall pay to Employee's estate within sixty (60) days after the date of Employee's death: (i) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above, and any unpaid accrued Incentive Bonus pursuant to Section 3(a)(ii), above, in each case to which Employee was entitled as of the date of death; (ii) any amount due to Employee as of the date of death as reimbursement of expenses under Section 3(e), above; (iii) any unpaid accrued Vacation Payment to which Employee was entitled as of the date of death; and (iv) Pro-Rata Target Bonus (as defined below). In addition to Employee's rights under any applicable equity award agreements, Employee's estate also shall be entitled to immediate vesting of any unvested equity awards held by Employee on the date of his death which were granted to Employee by SLL and in addition to Employee's rights under any applicable share option agreements, any share options held by Employee at the time of death which were granted to Employee by SLL, shall remain exercisable until the earlier of two (2) years following Employee's date of death and, if applicable, the date (or dates) any such options would otherwise expire in the absence of Employee's death. For purposes of this Agreement, the term "Pro-Rata Target Bonus" shall mean an amount equal to the Employee's Target Incentive Bonus for the Year during which a termination of, or by, as the case may be, Employee occurred multiplied by the percentage of days during the Year prior to the date of termination during which he was employed by the Company.

      Disability. If, during his employment by the Company, Employee becomes unable to engage in any substantial gainful activity or receives benefits for at least three (3) months under the Company's disability plan, if any, as the result of a medically determinable physical or mental impairment that is expected to result in death or continue for at least twelve (12) months (a "Disability"), Employee's employment with the Company shall terminate (the date of such termination being the "Disability Date"), and, thereafter, Employee shall not be deemed to be employed by the Company (except that Employee's obligations under Section 7, below, shall remain in full force and effect) and the Company shall have no further obligations to make payments or otherwise to, or on behalf of, Employee, except as provided in this Section 5(b). In determining Disability under this Section 5(b), the Company shall rely upon the written opinion of the physician regularly attending Employee in determining whether a Disability is deemed to exist. If the Company disagrees with the opinion of such physician, the Company may choose a second physician, the two (2) physicians shall choose a third physician, and the written opinion of a majority of the three (3) physicians shall be conclusive as to Employee's Disability. The expenses associated with the utilization of any physician other than the physician regularly attending Employee shall be borne solely by the Company. Employee hereby consents to any required medical examination and agrees to furnish any medical information requested by the Company and to waive any applicable physician/patient privilege that may arise because of such determination. In the event of termination of Employee's employment pursuant to this Section 5(b), the Company shall, subject to Employee entering into a statutory compromise agreement on terms acceptable to the Company, pay to Employee within sixty (60) days after the Disability Date: (i) the Notice Period Payment, (ii) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above, and any unpaid accrued Incentive Bonus pursuant to Section 3(a)(ii), above, in each case to which Employee was entitled as of the Disability Date; (iii) any amount due to Employee as of the Disability Date as reimbursement of expenses under Section 3(e), above; (iv) any unpaid accrued Vacation Payment to which Employee was entitled as of the Disability Date; and (v) Pro-Rata Target Bonus. In addition to Employee's rights under any applicable equity award agreements, Employee shall also be entitled to immediate vesting of any unvested equity awards held by Employee on the Disability Date which were granted to Employee by SLL and in addition to Employee's rights under any applicable share option agreements, any share options held by Employee as of the Disability Date which were granted to Employee by SLL, shall remain exercisable until the earlier of two (2) years following Employee's Disability Date and, if applicable, the date (or dates) any such options would otherwise expire in the absence of Employee's Disability. Nothing in this Agreement is intended to cause the Company to be in violation of any laws applicable to individuals with disabilities.

      For Cause by Company or By the Employee without Good Reason. If the Company terminates Employee's employment for Cause or the Employee terminates his employment without Good Reason, this Section 5(c) shall apply.

      For purposes of this Agreement, "Cause" shall mean the occurrence of any of the following events: (i) Employee's continued failure to substantially perform Employee's duties with the Company (other than any such failure resulting from Employee's Disability); (ii) a violation by Employee of any lawful written policy or directive of the Company applicable to Employee specifically, or to officers or employees of the Company or any Affiliate generally, the violation of which policy or directive is materially and demonstrably injurious to the Company or an Affiliate; (iii) Employee's excessive alcoholism or drug abuse that substantially impairs the ability of Employee to perform Employee's duties hereunder; (iv) continued gross negligence by Employee in the performance of his duties hereunder that results in material and demonstrable damage to the Company or any Affiliate; (v) violation by Employee of any lawful direction from the Board, provided such direction is not inconsistent with Employee's duties and responsibilities to the Company or any Affiliate hereunder; (vi) fraud, embezzlement or other criminal conduct by Employee that results in material and demonstrable damage to the Company or any Affiliate; (vii) intentional or reckless conduct by Employee that results in material and demonstrable damage to the Company or any Affiliate; or (viii) the committing by Employee of an act involving moral turpitude that results in material and demonstrable damage to the Company or any Affiliate; provided, however, that in the case of any of the events described in clauses (i), (ii), (iv) or (v) above, such event shall not constitute Cause hereunder unless and until there is given to Employee by the Company a written notice which sets forth the specific respects in which it believes that Employee's conduct constitutes Cause hereunder, which conduct is not cured within ten (10) days after written notice thereof.

      If the Company terminates the employment of Employee for Cause, the Company shall notify Employee of such termination pursuant to notice provisions of Section 9 hereof no later than as soon as reasonably practicable after the effective time of such termination and the Company shall have no further obligations to make payments or otherwise to, or on behalf of, Employee, including, for the avoidance of doubt, no obligation to make any Notice Period Payment , except that Employee shall be entitled to receive any (i) unpaid accrued Base Salary pursuant to Section 3(a)(i), above, through the date of termination, (ii) Incentive Bonus that is accrued and unpaid as of the date of such termination (except that, if termination occurs as a result of the matters described in clauses (iv), (v), (vi) or (vii), above, then no such Incentive Bonus shall be payable); (iii) any unpaid accrued Vacation Payment to which Employee was entitled as of the date of termination; and (iv) any other amounts due to Employee under this Agreement as of the date of termination, including, but not limited to, reimbursement of expenses under Section 3(e), above, in each case within sixty (60) days after the termination of employment and subject to Employee entering into a statutory compromise agreement on terms acceptable to the Company.

      If the Employee terminates his employment without Good Reason, he shall provide sixty (60) days advance notice thereof and the Company shall have no further obligations to make payments or otherwise to, or on behalf of, Employee, including, for the avoidance of doubt, no obligation to make any Notice Period Payment, except that Employee shall be entitled to receive any (i) unpaid accrued Base Salary pursuant to Section 3(a)(i), above, through the date of termination, (ii) Incentive Bonus that is accrued and unpaid as of the date of such termination; (iii) any unpaid accrued Vacation Payment to which Employee was entitled as of the date of termination ;and (iv) any other amounts due to Employee under this Agreement as of the date of termination, including, but not limited to, reimbursement of expenses under Section 3(e), above, in each case within sixty (60) days after the termination of employment and subject to Employee entering into a statutory compromise agreement on terms acceptable to the Company.

      Notwithstanding the foregoing, Employee shall, for all purposes, cease to be deemed to be employed by the Company as of the date of any termination of Employee pursuant to this Section 5(c). In the event Employee's employment terminates pursuant to this Section 5(c), all unvested equity awards granted to Employee on or after the date hereof by SLL shall be immediately forfeited by Employee as of the date of such termination.

      For Good Reason by Employee or By the Company without Cause. If Employee terminates his employment for Good Reason or the Company terminates his employment without Cause, then this Section 5(d) shall apply.

      For purposes of this Agreement "Good Reason" shall mean any one or more of the following conditions which initially occur without Employee's consent within the one (1) year period immediately preceding the date of termination of his employment by Employee: (i) a material breach or default by the Company of this Agreement; (ii) a material decrease in the Employee's Base Salary; (iii) a material diminution in Employee's title as stated by this Agreement or a material diminution in the Employee's authority, duties or responsibilities under this Agreement, (iv) if Employee is required to report to another corporate officer or employee instead of reporting directly to the Chief Executive Officer, and (v) a change in the location of Employee's office of more than 50 miles from the Company's current principal place of business in Harrow Weald, Middlesex, England. Provided, however, no Good Reason for termination shall be deemed to exist unless Employee provides to the Company a written notice of the existence of the condition establishing Good Reason within ninety (90) days of its initial existence, and the Company fails to remedy the condition within thirty (30) days following the receipt of such notice.

      In the event that Employee's employment terminates pursuant to this Section 5(d), then the Company shall, subject to Employee entering into a statutory compromise agreement on terms acceptable to the Company, pay to Employee within sixty (60) days after the date of termination, an amount equal to: (i) a Notice Period Payment, (ii) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above, and any unpaid accrued Incentive Bonus pursuant to Section 3(a)(ii), above, in each case to which Employee was entitled as of the date of termination; (iii) any amount due to Employee as of the date of termination as reimbursement of expenses under Section 3(e), above; (iv) any unpaid accrued Vacation Payment to which Employee was entitled as of the date of termination; and (v) a lump sum amount equal to the sum of (A) nine (9) months (or ten (10) months if the termination is by Employee) of Base Salary in effect on the date of the termination of Employee's employment plus (B) the Target Incentive Bonus (as if the applicable performance criteria have been met irrespective of whether or not that is the case) in effect for the Year of termination. Furthermore, Employee shall be entitled to an amount equal to the Termination Incentive Bonus (as defined below) payable within sixty (60) days following the end of the Year in which the termination occurred. In addition to Employee's rights under any applicable equity award agreements, Employee shall also be entitled to immediate vesting of any unvested equity awards granted to Employee by SLL, except as provided in Section 3(f) with respect to Performance Awards and in addition to Employee's rights under any applicable share option agreements, any share options held by Employee at the time of termination which were granted to Employee by SLL, shall remain exercisable until the earlier of two (2) years following Employee's date of termination and, if applicable, the date (or dates) any such options would otherwise expire in the absence of Employee's termination. For purposes of this Agreement, the term "Termination Incentive Bonus" shall mean an amount, payable only if the applicable performance criteria are attained, equal to the Employee's Incentive Bonus that would have been payable to Employee for the Year during which a termination of, or by, as the case may be, Employee occurred, determined as if Employee had been employed by the Company on the Determination Date with respect to the Incentive Bonus in question.

      Termination Following a Change in Control. Notwithstanding Sections 5(a), (b) and (d) above, in the event Employee's employment is terminated by him for Good Reason, by the Company without Cause or due to death or Disability within twenty four (24) months immediately following a Change in Control of SLL, this Section 5(e) shall apply and Sections 5(a), (b) and (d) above shall not apply. For avoidance of doubt, it is understood that any payment pursuant to this Section 5(e) is in lieu of, and not in addition to, any payments pursuant to Sections 5(a), (b) and (d) above.

      For purposes of this Agreement, a "Change in Control" of SLL shall be deemed to occur if (i) over a twelve (12) month period, a person or group of persons acquires shares of SLL representing thirty-five percent (35%) of the voting power of SLL or a majority of the members of the Board is replaced by directors not endorsed by the members of the Board before their appointment or (ii) a person or group of persons (other than a person or group of persons controlled, directly or indirectly, by shareholders of SLL) acquires forty percent (40%) or more of the gross fair market value of the assets of SLL over a 12-week period. The interpretation of the meanings of the terms in the preceding sentence shall be made in accordance with the meanings ascribed to those terms under Section 409A of the US Internal Revenue Code of 1986, as amended (the "Code"), except that the words "person," "persons" or "group" in the immediately preceding sentence shall be interpreted in accordance with the meanings ascribed to those words under Section 280G of the Code and the regulations thereunder.

      In the event that Employee's employment terminates pursuant to this Section 5(e), then the Company shall, subject to Employee entering into a statutory compromise agreement on terms acceptable to the Company, pay to Employee within sixty (60) days after the date of termination: (i) a Notice Period Payment, (ii) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above, and any unpaid accrued Incentive Bonus pursuant to Section 3(a)(ii), above, in each case to which Employee was entitled as of the date of termination; (iii) any amount due to Employee as of the date of termination as reimbursement of expenses under Section 3(e), above; (iv) any unpaid accrued Vacation Payment to which Employee was entitled as of the date of termination; and (v) a lump sum amount equal to the sum of (A) nine (9) months (or ten (10) months if the termination is by Employee) of Base Salary in effect on the date of the termination of Employee's employment plus (B) the Target Incentive Bonus in effect for the year of termination (as if the applicable performance criteria have been met irrespective of whether or not that is the case). Furthermore: (i) in the event Employee's employment with the Company terminates pursuant to this Section 5(e) due to termination by Employee for Good Reason or by the Company without Cause, Employee shall be entitled to an amount equal to the Termination Incentive Bonus payable within sixty (60) days following the end of the Year in which the termination occurred; and (ii) in the event Employee's employment with the Company terminates pursuant to this Section 5(e) due to death or Disability, Employee shall be entitled to an amount equal to the Pro-Rata Target Bonus payable within sixty (60) days after the date of termination. Furthermore, in the event that Employee's employment terminates pursuant to this Section 5(e), then, in addition to Employee's rights under any applicable equity award agreements, Employee shall also be entitled to immediate vesting of any unvested equity awards granted to Employee by SLL, unless otherwise provided in Section 3(f) with respect to Performance Awards and in addition to Employee's rights under any applicable share option agreements, any share options held by Employee at the time of termination which were granted to Employee by SLL, shall remain exercisable until the earlier of two (2) years following Employee's date of termination and, if applicable, the date (or dates) any such options would otherwise expire in the absence of Employee's termination.

      No Offset - No Mitigation. Employee shall not be required to mitigate any damages resulting from a breach by the Company of this Agreement by seeking other comparable employment. The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation or benefits earned by or provided to Employee as a result of his employment by another employer.

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      In the event that the Company terminates Employee's employment pursuant to Sections 5(c), 5(d) or 5(e), above, the Company shall provide Employee with at least 12 weeks notice of such termination. Notwithstanding the foregoing, the agreement of the Company to make the payments described above in such Sections 5(c), 5(d) and 5(e), shall be deemed to be payments in lieu of the notice described in the immediately preceding sentence in connection with the respective terminations described in those sections.

    Garden Leave.

      Following service of notice to terminate the agreement by either party, or if Employee purports to terminate the agreement in breach of contract, the Company may, in addition to any other rights it may have under this Agreement or under applicable law, by written notice place Employee on Garden Leave (as defined below) for the whole or part of the remainder of the agreement. For the purposes of this Section 6, "Garden Leave" means any period during which the Company has exercised its rights under this Section 6.

      During any period of Garden Leave:

        the Company shall be under no obligation to provide any work to Employee and may revoke any powers Employee holds on behalf of the Company;

        the Company may require Employee to carry out alternative duties or to only perform such specific duties as are expressly assigned to Employee, at such location (including Employee's home) as the Company may decide;

        Employee shall continue to receive his Base Salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

        Employee shall remain an employee of the Company and bound by the terms of this agreement;

        Employee shall ensure that the CEO knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

        the Company may exclude Employee from any premises of the Company or any Affiliate; and

        the Company may require Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Affiliate.

    Non-Competition; Confidentiality; etc.

    All references to the "Company" in this Section 7 shall include all Affiliates where the context permits.

      Acknowledgment. Employee acknowledges and agrees that (i) in the course of Employee's employment with the Company, it has been necessary, and, in the future, it will continue to be necessary for Employee to acquire information which could include, in whole or in part, information concerning the sales, products, services, customers and prospective customers, sources of supply, computer programs, system documentation, software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Company or relating to the affairs of the Company (collectively, the "Confidential Information"), (ii) the restrictive covenants set forth in this Section 7 are reasonable and necessary in order to protect and maintain such proprietary interests and the other legitimate business interests of the Company and that such restrictive covenants in this Section 7 shall survive the termination of Employee's employment with the Company for any reason, (iii) the Company would not have entered into this Agreement unless such covenants were included herein; and (iv) these covenants are entered into by Employee in consideration of the opportunity to receive payments pursuant to this Agreement.

      Non-Competition. Employee covenants and agrees that during his employment with the Company and for a period of six (6) months following the termination of such employment for any reason (less any period spent on Garden Leave immediately before termination), Employee shall not, on any vessel or within one hundred (100) miles of any non-vessel venue where, or from which, the Company is then conducting, or had in the then preceding twelve (12) months conducted, any part of its business in, or with which Employee had been involved or concerned, engage, directly or indirectly, whether as an individual, sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise, in any Competing Business. For purposes of this Agreement, the term "Competing Business" shall mean any individual, sole proprietorship, partnership, firm, corporation or other entity or group which offers or sells or attempts to offer or sell (i) spa services, prestige skin care products into the spa channel, or degree or non-degree educational programs in massage therapy, skin care or related courses or (ii) any other services then offered or sold by the Company. Notwithstanding the foregoing, Employee is not precluded from (i) maintaining a passive investment in publicly held entities provided that Employee does not have more than a five percent (5%) beneficial ownership in any such entity; or (ii) serving as an officer or director of any entity, the majority of the voting securities of which is owned, directly or indirectly, by the Company (collectively, a "Permitted Activity").

      Non-Solicitation of Customers and Suppliers. Employee agrees that during his employment with the Company, he shall not, whether as an individual or sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise, directly or indirectly, solicit the trade or business of, or trade, or conduct business with, any customer, prospective customer or supplier, of the Company for any purpose other than for the benefit of the Company. Employee further agrees that for six (6) months following termination of his employment with the Company for any reason (less any period spent on Garden Leave immediately before termination), Employee shall not, whether as an individual or sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise, directly or indirectly, solicit the trade or business of, or trade, or conduct business with any customers or suppliers, or prospective customers or suppliers, of the Company with whom Employee had had direct dealings at any time during the period of twelve (12) months immediately prior to such termination of employment. Notwithstanding the foregoing, Employee is not precluded from a Permitted Activity.

      Non-Solicitation of Employees, Etc. Employee agrees that during his employment with the Company and thereafter for a period of six (6) months (less any period spent on Garden Leave immediately before termination), he shall not, directly or indirectly, as an individual or sole proprietor or as a principal, agent, employee, employer, consultant, independent contractor, officer, director, shareholder or partner of any person, firm, corporation or other entity or group or otherwise without the prior express written consent of the Company, approach, counsel or attempt to induce any person to leave the employ of the Company, or terminate an independent contractor relationship with any person who was at any time during the period of twelve (12) months prior to the termination of the employment employed by or engaged as an independent contractor with respect to the business of the Company in an executive or senior managerial or technical capacity and with whom Employee had dealings other than in a minimal and non-material way at any time during the said period. Notwithstanding the foregoing, Employee is not precluded from a Permitted Activity.

      Non-Disclosure of Confidential Information. Employee agrees to hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and only use the Confidential Information for purposes of performing his duties hereunder and agrees that he shall not, without the prior written consent of the Board, misappropriate or disclose or make available to anyone for use outside the Company at any time, either during his employment hereunder or subsequent to the termination of his employment hereunder for any reason, any of the Confidential Information, whether or not developed by Employee, except as required in the performance of Employee's duties to the Company or as required by applicable law. In the event that Employee is requested or required by, or under applicable law or court, or administrative order to disclose any of the Confidential Information, Employee shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy. If Employee is legally compelled to disclose Confidential Information, Employee shall disclose only that portion of the Confidential Information which Employee is legally required to disclose.

      Disclosure of Works and Inventions/Assignment of Patents. Employee shall disclose promptly to the Company any and all works, publications, inventions, discoveries and improvements authored, conceived or made by Employee during the period of his employment hereunder and related to the business or activities of the Company (the "Rights"), and hereby assigns and agrees to assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters of Patent or Copyrights, or similar documents or rights, of the United States or any foreign country or to otherwise protect the Company's interest in the Rights. Such obligations shall continue beyond the termination of Employee's employment hereunder for any reason with respect to works, inventions, discoveries and improvements authored, conceived or made by Employee during the period of Employee's employment under this Agreement.

      Return of Materials. Upon the termination of Employee's employment with the Company for any reason or, if earlier, at the start of a period of Garden Leave, Employee shall promptly deliver to the Board all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, financial records, reports, flowcharts, programs, proposals and any other documents concerning the Company's business, including, without limitation, its customers or suppliers or concerning its products, services or processes and all other documents or materials containing or constituting Confidential Information; provided, however, that nothing in this Section 7(g) shall require Employee to deliver to the Board any property that is owned by Employee and that contains no Confidential Information.

      Enforcement and Survival. Employee agrees that a breach of this Section 7 would result in irreparable and continuing damage to the Company. Accordingly, notwithstanding anything in this Agreement to the contrary, in the event of a breach or threatened breach by Employee, the Company shall be entitled to pursue immediately any and all remedies it may have against Employee in a court of competent jurisdiction by specific performance, injunction, or such other remedies and relief as may be available. If a court of competent jurisdiction finally determines that Employee has breached or has threatened to breach any or all of the restrictions provided for by this Section 7, the term of such restriction(s) shall remain in full force and effect beyond the expiration of its one (1) year term, such that the Company receives the benefit of a full year period of restrictions. The covenants provided for in this Section 7 shall survive the termination of this Agreement and of Employee's employment and shall survive the expiration of this Agreement and of Employee's employment.

    Non-Assignment; Successors; etc.

    The Company may assign any of its rights, under this Agreement, but it may not assign any of its obligations, under this Agreement without the prior written consent of Employee, which consent shall not be unreasonably withheld. This Agreement shall inure to the benefit of, and be binding on and enforceable by, the successors and assigns of the Company. The successors and assigns of the Company shall be bound by the terms hereof, and where the context permits, references to "Company" herein shall be deemed to apply to any such successors and assigns. Employee may assign his rights, but not his obligations, hereunder, and the obligations of Employee hereunder, other than the obligations set forth in Section 1, above, shall continue after the termination of his employment with the Company for any reason and shall be binding upon his estate, personal representatives, designees or other legal representatives, as the case may be ("Heirs"), and all of Employee's rights hereunder shall inure to the benefit of his Heirs.

    Notices

    Except as may be otherwise set forth in this Agreement, any notices or demands given in connection herewith shall be in writing and deemed given when (i) personally delivered, (ii) sent by facsimile transmission to a number provided in writing by the addressee and a confirmation of the transmission is received by the sender or (iii) three (3) days after being deposited for delivery with a recognized overnight courier, such as FedEx or UPS, and addressed or sent, as the case may be, to the address or facsimile number set forth below or to such other address or facsimile number as such party may in writing designate:

If to Employee:	Sean Harrington 5 Fernhurst Road London SW6 7JN United Kingdom Facsimile Number: 011 44 207 384 1064
If to the Company:	Leonard Fluxman c/o Steiner Management Services 770 South Dixie Highway, Suite #200 Coral Gables, FL 33146 Facsimile Number: (305) 358-7704

  Entire Agreement; Certain Terms

  This Agreement constitutes and contains the entire agreement of the parties with respect to the matters addressed herein and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof, including all other agreements and arrangements relating to the payment of any compensation to Employee with respect to any services performed, or to be performed, on behalf of the Company or any Affiliate, and may only be modified by an agreement in writing executed by Employee and the Company. Notwithstanding the foregoing, nothing in this Agreement is intended to reduce or limit in any way the rights of Employee under any equity awards agreements entered into by SLL and Employee prior to the date thereof. When used in this Agreement, the terms "hereof," "herein" and "hereunder" refer to this Agreement in their entirety, including any exhibits or schedules attached to this Agreement and not to any particular provisions of this Agreement, unless otherwise indicated.

  Counterparts

  This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

  Governing Law, etc.

  This Agreement shall be governed by and construed in accordance with the laws of England without regard to choice of law provisions and the venue for all actions or proceedings brought by Employee arising out of or relating to this Agreement shall be in the courts of appropriate jurisdiction located in London, England (collectively, the "Courts"). Employee hereby irrevocably waives any objection which he now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in any of the Courts and any objection on the ground that any such action or proceeding in any of the Courts has been brought in an inconvenient forum. Nothing in this Section 12 shall affect the right of the Company or an Affiliate to bring any action or proceeding against Employee or his property in the courts of other jurisdictions. In the event of any litigation between the parties hereto with respect to this Agreement, each party shall bear his or its own costs and expenses ("Legal Costs and Expenses") in connection with such litigation, including, but not limited to, reasonable attorneys' fees at the trial and appellate court levels; provided, however, that with respect to any litigation concerning whether a termination by Employee was for Good Reason, the Company shall pay Employee's Legal Costs and Expenses (regardless of whether Employee is the prevailing party), and provided, further, that with respect to any litigation concerning whether a termination by the Company was for Cause, Employee shall be entitled to recover his Legal Costs and Expenses from the Company unless the Company is the prevailing party in any such litigation as determined by a final and nonappealable decision or order.

  Severability

  It is the intention of the parties hereto that any provision of this Agreement found to be invalid or unenforceable be reformed rather than eliminated. If any of the provisions of this Agreement, or any part hereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or the other provisions of this Agreement, which shall be given full effect, without regard to the invalid portions. If any of the provisions of Section 7, above, or any portion thereof, is held to be unenforceable because of the duration of such provision or portions thereof, the area covered thereby or the type of conduct restricted therein, the parties hereto agree that the court making such determination shall have the power to modify the duration, geographic area and/or, as the case may be, other terms of such provisions or portions thereof, and, as so modified, said provisions or portions thereof shall then be enforceable. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's rights provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

  Non-Waiver

  Failure by either the Company or Employee to enforce any of the provisions of this Agreement or any rights with respect hereto, or the failure to exercise any option provided hereunder, shall in no way be considered to be waiver of such provisions, rights or options, or to in any way affect the validity of this Agreement.

  Headings

  The headings preceding the text of the paragraphs of this Agreement have been inserted solely for convenience of reference and neither constitutes a part of this Agreement nor affects its meaning, interpretation or effect.

  Advice of Counsel

  Employee acknowledges that during the negotiation of this Agreement, he has retained or been advised to retain counsel of his choosing who has provided or will provide advice to Employee in connection with his decision to enter into this Agreement.

  Survivorship

The following sections of this Agreement shall survive the expiration or termination of this Agreement and shall survive Employee's termination of employment from the Company for any reason: Section 5 (Termination), Section 7 (Non-Competition, Confidentiality, etc.) and Section 12 (Governing Law, etc.). In addition, all sections of this Agreement that would, by their terms, survive expiration or termination of this Agreement shall so survive such expiration and termination and shall also survive termination for any reason of Employee's employment with the Company.

[signatures on next page]

IN WITNESS WHEREOF, the parties have executed these presents as of the day and year first above written.

ELEMIS LIMITED

/s/ Sean Harrington By: /s/ Leonard Fluxman

Sean Harrington Name: Leonard Fluxman

Title: Director